Exhibit d.1.g

SEVENTH AMENDMENT

TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 28th day of February, 2020, amends that certain Investment Advisory Agreement dated as of February 19, 2014, as amended (the “Agreement”), by and between Virtus Alternative Solutions Trust, a Delaware statutory trust (the “Trust”), and Virtus Alternative Investment Advisers, Inc., a Connecticut corporation (the “Adviser”), as follows:

1.	Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect changes to Virtus Duff & Phelps Select MLP and Energy Fund’s investment advisory fee and to otherwise update the schedule.

2.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement, as amended.

3.	This Amendment may be executed in any number of counterparts (including counterparts executed and/or delivered electronically) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, electronic signatures and signatures delivered and exchanged electronically shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers or other representatives.

VIRTUS ALTERNATIVE SOLUTIONS TRUST

By:	/s/ W. Patrick Bradley

Name:	W. Patrick Bradley
Title:	Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS ALTERNATIVE INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman

Name:	Francis G. Waltman
Title:	Executive Vice President

SCHEDULE A

	Annual Investment Advisory Fee
Series	1st $5 Billion	$5+ Billon	Based upon
Virtus Aviva Multi-Strategy Target Return Fund	1.30%	1.25%	“net assets”

	Annual Investment Advisory Fee
Series	1st $1 Billion	$1+ Billon	Based upon
Virtus Duff & Phelps Select MLP and Energy Fund	0.90%	0.85%	“net assets”
Virtus KAR Long / Short Equity Fund	1.25%	1.20%	“net assets”